Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-138356) previously filed by Innovive Pharmaceuticals, Inc of our report dated March 2, 2007, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, on our audit of the financial statements of Innovive Pharmaceuticals, Inc. as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, the period from March 24, 2004 (inception) to December 31, 2004 and the period from March 24, 2004 (inception) to December 31, 2006, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ J. H. Cohn LLP
Roseland, New Jersey
March 19, 2007